UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 24, 2020
Ciner Resources LP
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36062	46-2613366
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

Five Concourse Parkway
Suite 2500
Atlanta, Georgia	30328
(Address of principal executive office)	(Zip Code)

(770) 375-2300
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common units representing limited partnership interests	CINR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mr. Tohma as Chief Financial Officer and Principal Financial Officer

On April 24, 2020, each of the audit committee of the Board of Directors (the "Board") of Ciner Resource Partners LLC (the "General Partner"), the general partner of Ciner Resources LP (the "Partnership"), and the Board appointed Ahmet Tohma (age 39) as the Chief Financial Officer and principal financial officer of the General Partner, to be effective upon such appointment, and to serve until his successor has been duly elected and qualified or until his death, resignation or removal. Mr. Tohma has also served as the Chief Financial Officer of other members of the Ciner Group, including two indirect parents of the General Partner, since March 2020. In connection with the appointment of Mr. Tohma as the principal financial officer of the General Partner, Christopher DeBerry will no longer serve as principal financial officer of the General Partner, but will continue to serve as the Chief Accounting Officer and principal accounting officer of the General Partner.
Mr. Tohma has served as a director of the General Partner since October 2019 and will continue to serve as a director. Mr. Tohma has been a Finance Director at Ciner Group since August 2019 and has served as the Chief Financial Officer of each of Ciner Enterprises Inc. and Ciner Resources Corporation ("Ciner Corp") since March 2020. From 2003 until August 2019, Mr. Tohma worked in various management roles at Turkiye Garanti Bankasi ("Garanti") in Turkey, a Turkish financial services company, and most recently as the Executive Vice President responsible for the Corporate Finance Department at Garanti Securities beginning in 2018. Mr. Tohma’s experience at Garanti included his roles as an internal auditor until February 2009 and as a member of the Project and Acquisition Finance Department until 2018, where he frequently engaged in project finance transactions in the energy and industrial sectors. Mr. Tohma is a citizen of the Republic of Turkey and earned a Bachelor of Science degree in Industrial Engineering from the Middle East Technical University in Turkey in 2003. He has also participated in executive programs at Bocconi University and Columbia Business School, where he focused on Business Administration and Strategy.

Mr. Tohma will be employed and compensated by Ciner Corp, subject to reimbursement by the Partnership. The portion of Mr. Tohma’s compensation that will be payable by the Partnership includes the amount of compensation allocated to the Partnership by Ciner Corp (and reimbursed to Ciner Corp by the Partnership), with such allocation determined by the amount of time he actually spends working for the Partnership relative to the amount of time he spends working for Ciner Corp and its other affiliates. The anticipated portion of Mr. Tohma’s initial compensation package that will be allocated to the Partnership includes (i) an annual base salary of $500,000 and (ii) a one-time, new-hire bonus of $42,077.

There are no arrangements or understandings between Mr. Tohma and any other person pursuant to which he was appointed to serve as Chief Financial Officer and principal financial officer of the General Partner. The Partnership and the General Partner are not aware of any transactions or existing relationships in which Mr. Tohma has a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K other than as set forth herein, and are not aware of any family relationship between Mr. Tohma and the General Partner’s executive officers, directors or any person nominated to become a director or executive officer of the General Partner that would require disclosure under Item 401(d) of Regulation S-K. Except as disclosed above, no other material plan, contract, or arrangement was entered into or materially amended by the Partnership or the General Partner in connection with Mr. Tohma’s appointment, and there was no grant or award made by the Partnership or the General Partner to Mr. Tohma or modification thereto under any such plan, contract, or arrangement in connection with his appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 Date: April 24, 2020

CINER RESOURCES LP

By:	Ciner Resource Partners LLC, its General Partner

By:	/s/ Marla E. Nicholson
Marla E. Nicholson Vice President, General Counsel and Secretary